UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NL Industries, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2014

To Our Shareholders:

You are cordially invited to attend the 2014 annual meeting of shareholders of NL Industries, Inc., which will be held on Thursday, May 22, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of shareholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our by-laws.

Sincerely,

Steven L. Watson
Chairman of the Board

Robert D. Graham
Vice Chairman of the Board, President and
Chief Executive Officer

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2014

To the Shareholders of NL Industries, Inc.:

The 2014 annual meeting of shareholders of NL Industries, Inc. will be held on Thursday, May 22, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697, for the following purposes:

1.	to elect the six director nominees named in the proxy statement to serve until the 2015 annual meeting of shareholders;

2.	to approve on an advisory basis our named executive officer compensation; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 24, 2014 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of shareholders entitled to vote at the meeting will be available for examination during normal business hours by any of our shareholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 2, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to Be Held on May 22, 2014.

The proxy statement and annual report to shareholders (including NL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available at www.nl-ind.com/annualmeeting.

TABLE OF CONTENTS

Page
TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING SHAREHOLDER

SECURITY OWNERSHIP

Ownership of NL
Ownership of Related Companies

IN MEMORY OF HAROLD C. SIMMONS

PROPOSAL 1:ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2013 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Shareholder Proposals and Director Nominations for the 2015 Annual Meeting of Shareholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2013 Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2013
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
Kronos Worldwide Loan from Contran
Related Party Loans for Cash Management Purposes
Data Recovery Program
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

PROPOSAL 2:NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required

OTHER MATTERS

2013 ANNUAL REPORT ON FORM 10-K

SHAREHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

- i -

GLOSSARY OF TERMS

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a shareholder holds its shares of our common stock.

broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., our publicly held subsidiary that manufactures security products and recreational marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by us.

“Family Trusts” means the Harold C. Simmons Family Trust No. 1 and the Harold C. Simmons Family Trust No. 2, of which Lisa K. Simmons and Serena Simmons Connelly are co-trustees.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means The Annette Simmons Grandchildren’s Trust, a trust of which Annette C. Simmons is the trustee and the beneficiaries of which are her grandchildren.

“independent directors” means the following directors: Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Kronos Worldwide” means Kronos Worldwide, Inc., a publicly held international manufacturer of titanium dioxide products in which we have a significant investment and that we account for on our financial statements using the equity method.

“LIBOR” means the London Interbank Offered Rate and is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks.

“named executive officer” means any person named in the 2013 Summary Compensation Table in this proxy statement.

“NL,” “us,” “we” or “our” means NL Industries, Inc.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 24, 2014, the date our board of directors set for the determination of shareholders entitled to notice of and to vote at the 2014 annual meeting of our shareholders.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our shareholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“shareholder of record” means a shareholder of our common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TIMET” means Titanium Metals Corporation, a former publicly held sister corporation of ours of which Precision Castparts Corp. (NYSE:  PCP) purchased control on December 20, 2012 in a tender offer and subsequently on January 7, 2013 became a wholly owned subsidiary of Precision Castparts Corp.

“Valhi” means Valhi, Inc., our publicly held parent corporation that is a diversified holding company of which CompX and Kronos Worldwide are also subsidiaries.

“VHC” means Valhi Holding Company, one of our parent corporations.

- ii -

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2014 annual meeting of shareholders to be held on Thursday, May 22, 2014, and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on March 24, 2014. We began distributing a notice of internet availability of our proxy materials on or about April 2, 2014 to the holders of our common stock who hold their shares through a brokerage firm or other nominee (such as a banking institution, custodian, trustee or fiduciary) and not through our transfer agent, Computershare.  We will begin mailing our 2014 annual meeting materials to the record holders of our common stock (shares held in the shareholder’s name in certificate form or electronically with Computershare, our transfer agent, and not through a brokerage firm or other nominee) on or about April 10, 2014.  Our mailed materials include:

•	the accompanying notice of the 2014 annual meeting of shareholders;

•	this proxy statement;

•	our 2013 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•
the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not in your name in certificate form or electronically with our transfer agent, Computershare).

We are furnishing our 2013 annual report to all of our shareholders entitled to vote at the 2014 annual meeting.  We are not incorporating the 2013 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of shareholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, shareholders will vote on the following, as described in this proxy statement:

•	Proposal 1 – the election of the six director nominees named in this proxy statement;

•	Proposal 2 –the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, shareholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR:

•	each of the nominees for director named in this proxy statement; and

•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 24, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 48,673,884 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
We are using the SEC notice and access rules to furnish proxy materials over the internet to our shareholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2013 Annual Report to Shareholders and a voting instruction form.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?

A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:           How do I vote if I am a shareholder of record?

A:
If you hold shares of our common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a shareholder of record.  As a shareholder of record, you may:

•	vote over the internet at www.investorvote.com/NL;

•	vote by telephone using the voting procedures set forth on your proxy card;

•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

Q:
What are the consequences if I am a shareholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:
If you are a shareholder of record (and not a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you received from your brokerage firm or other nominee.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on such proposal 2 and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).

Q:           Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our by-laws.

Q:           How do I change or revoke my proxy instructions if I am a shareholder of record?

A:	If you are a shareholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/NL;

•	using the telephone voting procedures set forth on your proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:           What constitutes a quorum?

A:	A quorum is the presence, in person or by proxy, of the holders of shares of our common stock entitled to cast a majority of the votes at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to cast a vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2014 annual meeting that would allow a brokerage firm or nominee to cast a vote on uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to cast a vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of any director nominee or proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to cast a vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

Valhi directly held approximately 83.0% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting.  If Valhi attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of the votes cast is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive the plurality of the votes cast to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Valhi directly held approximately 83.0% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If Valhi attends the meeting in person or by proxy and votes as indicated, the shareholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?

A:
The shareholder resolution contained in this proposal provides that a majority of the nonbinding votes cast at the 2014 annual meeting by the holders of our common stock and entitled to vote on the matter shall be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions and broker/nominee non-votes will have no effect on this proposal.

As already mentioned, Valhi directly held approximately 83.0% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If Valhi attends the meeting in person or by proxy and votes as indicated, the shareholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as our certificate of incorporation and applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting requires a majority of the votes cast at the 2014 annual meeting by the holders of our common stock and entitled to vote on the matter.  Abstentions will be counted as not having cast a vote and will have no effect on such other matter.

Q:	If I am a shareholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?

A:
If you are a shareholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to shareholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING SHAREHOLDER

Valhi is the direct holder of approximately 83.0% of the outstanding shares of our common stock as of the record date.  Valhi has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If Valhi attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the shareholders will elect all of the nominees named in this proxy statement to the board of directors and approve proposal 2 (Say-on-Pay).

SECURITY OWNERSHIP

Ownership of NL.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer (other than Harold C. Simmons, who died on December 28, 2013) and all of our directors and executive officers as a group.  See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	NL Common Stock (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (2)

5% Stockholders:

Annette C. Simmons	41,871,739	(3)(4)	86%

Harold C. Simmons Family Trust No. 1 and Harold C. Simmons Family Trust No. 2; Lisa K. Simmons and Serena Simmons Connelly as co-trustees
	40,389,531	(3)(4)	83.0%

Serena Simmons Connelly	500		*

Directors and Named Executive Officers

Loretta J. Feehan	-0-	(5)	-0-
Robert D. Graham	-0-	(5)	-0-
Cecil H. Moore, Jr.	9,500		*
Thomas P. Stafford	11,500		*
Steven L. Watson	17,500	(5)	*
Terry N. Worrell	10,500		*

Kelly D. Luttmer	-0-	(5)	-0-
John A. St. Wrba	-0-	(5)	-0-
Gregory M. Swalwell	-0-	(5)	-0-
Directors and executive officers as a group (14 persons)	49,000	(5)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names, and the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(2)	The percentages set forth above and in the following footnotes are based on 48,673,884 shares of our common stock outstanding as of the record date.

(3)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.

Annette C. Simmons is the widow of Harold C. Simmons and serves as independent executor of his estate, has the power to vote and direct the disposition of the shares of our common stock held by the estate and is the designated legatee of such shares.

Lisa K. Simmons and Serena Simmons Connelly are daughters of Harold C. Simmons and co-trustees of the Harold C. Simmons Family Trust No. 1 and the Harold C. Simmons Family Trust No. 2.

Substantially all of the outstanding voting stock of Contran is held by the Family Trusts, which were established for the benefit of Ms. Lisa Simmons and Ms. Connelly and their children or is held directly by Ms. Lisa Simmons and Ms. Connelly and or persons or entities related to them, including their step-mother, Ms. Annette Simmons.  Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons also serve as members of the board of directors of Contran.  As co-trustees of each of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly have the shared power to vote and direct the disposition of the shares of Contran stock held by each of the Family Trusts, and each of Ms. Lisa Simmons and Ms. Serena Simmons Connelly have the power to vote and direct the disposition of shares of Contran stock they hold directly or which is held by other entities related to them.

Under a voting agreement entered into by the voting shareholders of Contran, effective as of February 3, 2014 and as amended, the size of the Contran board of directors was initially fixed at five members; Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons (and, in the event of their death, their heirs) each has the right to designate one of the five members of the Contran board; and the remaining two members of the Contran board must consist of Contran management.  The voting agreement terminates in February 2017 (unless Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons otherwise mutually agree), and the ability of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons to each designate one member of the Contran board is dependent upon each of their continued beneficial ownership of at least 5% of the combined voting stock of Contran.  In accordance with such voting agreement, each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons has been designated a member of the Contran board of directors, along with two members of Contran management.

Contran is the sole owner of 100% of the outstanding shares of non-voting preferred stock issued by Valhi.  A trust of which Ms. Annette Simmons is one of the co-trustees is the holder of 100% of outstanding shares of non-voting preferred stock issued by VHC, a parent of Valhi.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.

Contran is the holder of 100% of the outstanding common stock of Dixie Rice and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC and may be deemed to control VHC.  Messrs. O’Brien and Watson and the son of Ms. Annette Simmons each hold of record one director qualifying share of Dixie Rice common stock.

Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of Kronos Worldwide common stock:

Valhi	50.0%
NL	30.4%
Annette C. Simmons	0.7%
Estate of Harold C. Simmons	0.7%
Contran	0.1%

Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of Valhi common stock (a):

VHC	93.8%
Foundation	0.7%
Estate of Harold. C. Simmons	0.6%
Annette C. Simmons	0.2%
Grandchildren’s Trust	Less than 0.1%
Serena Simmons Connelly	Less than 0.1%

(a)
We (including a wholly owned subsidiary of ours) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since we and Kronos Worldwide are majority owned subsidiaries of Valhi, pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act, Valhi treats the shares of Valhi common stock that we and Kronos Worldwide own as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

The Foundation is a tax-exempt foundation organized for charitable purposes.  Ms. Lisa Simmons and Ms. Connelly are the sole members of the Foundation, serve as two of the three directors on the Foundation’s board of directors and are the president and executive vice president, respectively of the Foundation.  They may be deemed to control the Foundation but disclaim beneficial ownership of all shares of common stock the Foundation holds directly.  The Foundation does not own shares of our common stock, but is a stockholder of Valhi.

Ms. Annette Simmons is the sole trustee of a trust established for the benefit of her grandchildren.  Ms. Annette Simmons, as trustee of the trust, has the power to vote and direct the disposition of the shares this trust directly holds.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.  The Grandchildren’s Trust does not own shares of our common stock, but is a stockholder of Valhi.

By virtue of the stock ownership in each of us, Kronos Worldwide, Valhi, VHC, Dixie Rice and Contran, the role of Ms. Lisa Simmons and Ms. Connelly as co-trustees of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly being beneficiaries of the Family Trusts, the direct holdings of Contran voting stock by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette  Simmons and entities related to them, the position as a member of the Contran board of directors by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, the position as a member of the board of the Foundation by each of Ms. Lisa Simmons and Ms. Connelly and the rights of each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, under the voting agreement, in each case as described above:

•	Ms. Lisa Simmons and Ms. Connelly may be deemed to control each of the Family Trusts and the Foundation;

•	Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, may be deemed to control each of Contran, Dixie Rice, VHC, Valhi, Kronos Worldwide and CompX and us; and

•
Ms Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, Contran, the Foundation, Dixie Rice, VHC, Valhi, Kronos Worldwide and us may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Except for the 1,482,208 shares of our common stock she and the estate of Harold C. Simmons hold directly, Annette C. Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.  Except for the 500 shares of our common stock she holds directly, Serena Simmons Connelly disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any.  Lisa K. Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.

The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(4)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  The shares attributable to Ms. Annette Simmons consist of shares held directly by the following persons or entities.  For more information concerning the relationships among these persons or entities, please see footnote (3) above.

	NL Common Stock
Direct Holder	Shares	Percent of Class

Ms. Annette Simmons	426,601	*
Estate of Harold C. Simmons	1,055,607	2.2%
Valhi, Inc.	40,387,531	83.0%
Kronos Worldwide.	2,000	*
Total	41,871,739	86.0%

The shares attributable to the Family Trusts and co-trustees consist of shares held directly by the following entities.

	NL Common Stock
Direct Holder	Shares	Percent of Class

Valhi, Inc.	40,387,531	83.0%
Kronos Worldwide.	2,000	*
Total	40,389,531	83.0%

(5)
All of our directors and executive officers who are also directors or executive officers of Kronos Worldwide, Valhi, Contran or their affiliated entities disclaim beneficial ownership of the shares of our common stock that such entities directly or indirectly hold, except to the extent of their pecuniary interest in such shares, if any.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of certain companies related to us.

Ownership of Kronos Worldwide and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of Kronos Worldwide and Valhi common stock held by each of our directors, each named executive officer (other than Harold C. Simmons, who died on December 28, 2013) and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Loretta J. Feehan	-0-	(4)	-0-	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Cecil H. Moore, Jr.	12,524	(4)	*	-0-	(4)	-0-
Thomas P. Stafford	1,000	(4)	*	-0-	(4)	-0-
Steven L. Watson	139,402	(4)	*	88,238	(4)	*
Terry N. Worrell	10,000		*	-0-		-0-

Kelly D. Luttmer	-0-	(4)	-0-	-0-	(4)	-0-
John A. St. Wrba	-0-	(4)	-0-	-0-	(4)	-0-
Gregory M. Swalwell	-0-	(4)	-0-	3,498	(4)	*
Directors and executive officers as a group (14 persons)	163,390	(4)	*	91,736	(4)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 115,864,598 shares of Kronos Worldwide common stock outstanding as of the record date.

(3)
The percentages are based on 339,120,449 shares of Valhi common stock outstanding as of the record date.  We (including a wholly owned subsidiary of ours) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since we and Kronos Worldwide are majority owned subsidiaries of Valhi and pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act, Valhi treats the shares of Valhi common stock that we and Kronos Worldwide own as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(4)
All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of Kronos Worldwide or Valhi common stock that such entities directly or indirectly own.

Ownership of CompX.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the CompX class A common stock held by each of our directors, each named executive officer  (other than Harold C. Simmons, who died on December 28, 2013) and all of our directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	CompX Class A Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class (1) (2)

Loretta J. Feehan	-0-	(3)	-0-
Robert D. Graham	-0-	(3)	-0-
Cecil H. Moore, Jr.	-0-	(3)	-0-
Thomas P. Stafford	-0-	(3)	-0-
Steven L. Watson	15,000	(3)	*
Terry N. Worrell	-0-		-0-

Kelly D. Luttmer	200	(3)	*
John A. St. Wrba	-0-	(3)	-0-
Gregory M. Swalwell	-0-	(3)	-0-
Directors and executive officers as a group (14 persons)	15,200	(3)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 2,397,107 shares of CompX class A common stock outstanding as of the record date.

We directly own all of the 10 million outstanding shares of CompX class B common.  Each share of CompX class B common stock entitles the holder to one vote on all matters except the election of directors, on which each share is entitled to ten votes.  In certain instances, shares of CompX class B common stock are automatically convertible into shares of CompX class A common stock.  We directly hold approximately 86.8% of the combined voting power of the outstanding shares of CompX class A and B common stock (approximately 98.4% for the election of directors).  All of our directors and executive officers as a group do not own more than 1% of our combined class A and class B common stock.

(3)
All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of CompX class A and B common stock that such entities directly or indirectly own.

IN MEMORY OF HAROLD C. SIMMONS

It is with great sadness that we inform you of the passing on December 28, 2013 of Harold C. Simmons, our former chairman of the board of directors.  Mr. Simmons was a remarkable, generous, and gifted man who rose from humble beginnings and achieved the American Dream.  He was a man of few words but giant actions and whose eyes would fill upon hearing the National Anthem.  While a shrewd entrepreneur, he had a passion for philanthropy and once said, “Life has been good to me, and I want to be good to life.” We are grateful and privileged for the opportunity to have known him and to have worked with him.

PROPOSAL 1
ELECTION OF DIRECTORS

Our certificate of incorporation provides that the board of directors shall consist of one or more persons within the minimum and maximum limitations set forth in our by-laws.  Our by-laws provide that the number of the directors shall be not less than one nor more than 17 persons and, absent shareholder action to the contrary, the exact number of directors within such limitations shall be fixed from time to time by our board of directors.  Our board of directors has currently set the number of directors at six and recommends the six director nominees named in this proxy statement for election at our 2014 annual shareholder meeting.  The directors elected at the meeting will hold office until our 2015 annual shareholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2014 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience or significant accounting experience.  Each of the nominees is knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Loretta J. Feehan, age 58, has served as a director of us, CompX, Kronos Worldwide and Valhi since February 2014.  She is a certified public accountant who consults on financial and tax matters.  She served as a tax partner with Deloitte and Touche LLP in the Denver office until 1992 primarily serving corporate clients.  She now has her own consulting practice serving a variety of businesses and individual clients.  Ms. Feehan also teaches continuing education courses to tax practitioners around the country and to tax professionals for Deloitte Services LP in India.  Ms. Feehan has been a financial advisor to Serena Simmons Connelly and Lisa K. Simmons since prior to 2009.

Ms. Feehan has over 36 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.

Robert D. Graham, age 58, has served on our board of directors and as our vice chairman of the board and chief executive officer since February 2014 and as our president since May 2013.  He served as our vice president and general counsel from 2003 to May 2013.  He has served as Kronos Worldwide’s executive vice president since 2009, its chief administrative officer from 2012 to May 2013, its general counsel from 2003 to 2012 and its vice president from 2003 to 2009.  He has served as CompX’s executive vice president from 2010 to 2012.  Mr. Graham has also served as executive vice president of Valhi since February 2014 and prior to that time as its vice president since 2009.  Additionally, he has served as vice president of Contran since 2002.

Mr. Graham has an extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities related to us for which he currently serves or formerly served.

Cecil H. Moore, Jr., age 74, has served on our board of directors since 2003.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm’s Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas office for 12 years.  Since February 2014, Mr. Moore has served as a director and chairman of the audit committee of Sizmek Inc., a publicly held on-line advertising business that was spun-off in February 2014 by Digital Generation, Inc.  From 2011 to February 2014, he served as a director and chairman of the audit committee of Digital Generation, Inc., a former publicly held provider of digital technology services to media outlets.  From 2003 until 2009, Mr. Moore served as a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.  Perot Systems became privately held upon its acquisition by Dell, Inc. in 2009.  Since prior to 2009, he has served as a director and chairman of the audit committee of Kronos Worldwide.  He is a member of our audit committee.

Mr. Moore has over ten years of experience on our board of directors and audit committee.  He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly held entities for which he currently serves or formerly served.

General Thomas P. Stafford (retired), age 83, served on our board of directors from 1984 to 1986 and was re-appointed in 2000.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the United States Air Force in 1979 as Lieutenant General, he served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition and became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in these positions until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of government agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  Gen. Stafford serves as chairman of each of our audit committee and management development and compensation committee.  He is a director of Kronos Worldwide and serves as a member of its audit committee and its management development and compensation committee.

Gen. Stafford has over 15 years of experience on our board of directors and at least twelve years of experience on our audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from various government entities and from other publicly and privately held entities for which he currently serves or formerly served.

Steven L. Watson, age 63, has served as our chairman of the board since February 2014 and on our board of directors since 2000.  He previously served as our vice chairman of the board and chief executive officer from May 2013 to February 2014.  He has served as Kronos Worldwide’s chairman of the board since February 2014 and until that time previously served as its chief executive officer since 2009, its vice chairman of the board since 2004 and a director of Kronos Worldwide since 2003. Mr. Watson has served as CompX’s chairman of the board since May 2013 and a director of CompX since prior to 2009.  He has been vice chairman of the board of Contran since May 2013 and its president and a director of Contran since prior to 2009.  Additionally, he has served as chairman of the board of Valhi since February 2014 and as its president, chief executive officer and a director of Valhi since prior to 2009.  Mr. Watson has served as an executive officer or director of various companies related to Contran and Valhi since 1980.

Mr. Watson has an extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities related to us for which he currently serves or formerly served.

Terry N. Worrell, age 69, has served on our board of directors since 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  In 2009 and prior years, Mr. Worrell served as a director of Regency Centers Corporation, a real estate investment trust.  Mr. Worrell serves on each of our audit committee and management development and compensation committee.

Mr. Worrell has over ten years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Steven L. Watson and Robert D. Graham is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Steven L. Watson	63	Chairman of the Board
Robert D. Graham	58	Vice Chairman of the Board, President and Chief Executive Officer
Kelly D. Luttmer	50	Executive Vice President and Global Tax Director
Bobby D. O’Brien	56	Executive Vice President
Gregory M. Swalwell	57	Executive Vice President and Chief Financial Officer
Tim C. Hafer	52	Vice President and Controller
A. Andrew R. Louis	53	Vice President and Secretary
Andrew B. Nace	49	Vice President
Courtney J. Riley	48	Vice President, Environmental Affairs
John A. St. Wrba	57	Vice President and Treasurer

Kelly D. Luttmer has served as our executive vice president and global tax director since February 2014 and prior to that as our vice president and global tax director since 2012.  She served as our vice president and tax director from 2004 to 2012.  She also has served as executive vice president and global tax director of Kronos Worldwide and Valhi since February 2014 and before that as vice president and global tax director of Kronos Worldwide and Valhi since 2011.  She served as vice president and tax director of Kronos Worldwide and Valhi from prior to 2009 to 2011.   She has served as vice president and global tax director of Contran and CompX since 2011 and 2012, respectively, and prior to that as vice president and tax director of Contran and CompX since prior to 2009.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Bobby D. O’Brien has served as our executive vice president since May 2013.  He has served as Kronos Worldwide’s vice chairman of the board and chief executive officer since February 2014, as its president since May 2013 and up to that time served as its executive vice president since February 2013.  He also has served as a director and executive vice president of CompX since May 2013.  From 2009 to 2012, he served as chief executive officer of TIMET and as its president from prior to 2009 to 2012.  Mr. O’Brien has served as a director, executive vice president and chief financial officer of Valhi since February 2014 and up to that time as its vice president and chief financial officer since prior to 2009.  Additionally, he has served as executive vice president of Contran since May 2013 and up to that time as its vice president and chief financial officer since prior to 2009.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Gregory M. Swalwell has served as our executive vice president and chief financial officer since May 2013 and up to that time as our vice president, finance and chief financial officer since prior to 2009.  He has served as Kronos Worldwide’s executive vice president and chief financial officer since 2009 and as its vice president, finance and chief financial officer from 2004 to 2009.  Since February 2014, he has served as executive vice president and controller of Valhi, and prior to that as its vice president and controller since prior to 2009.  He also has served as vice president and controller of Contran since prior to 2009.   He has served as executive vice president of CompX since May 2013.  Mr. Swalwell has served in accounting and financial positions with various companies related to us and Contran since 1988.

Tim C. Hafer has served as our and Kronos Worldwide’s vice president and controller since 2006.  Mr. Hafer has served in financial accounting positions with various companies related to Contran and Valhi since 1999.

A. Andrew R. Louis has served as vice president and secretary of us, CompX, Kronos Worldwide and Valhi since 2011.  He has served as secretary of Contran since prior to 2009 and served as secretary of us, CompX, Contran, Kronos Worldwide and Valhi since prior to 2009 to 2012.  Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

Andrew B. Nace served as our vice president since May 2013.  He has also served as Kronos Worldwide’s vice president since May 2013 and previously served as its vice president and general counsel in 2013.  He also has served since May 2013 as vice president and general counsel of Contran and Valhi and vice president of CompX.  Mr. Nace has served as legal counsel to companies related to us and Contran since 2003.

Courtney J. Riley has served as our vice president, environmental affairs since May 2012.  Since 2009 to May 2012, she served as our executive director of environmental affairs.  She has also served as vice president, environmental affairs of Kronos Worldwide since May 2012 and previously as its executive director of environmental affairs from 2009 to May 2012.  In 2009 and prior years, she represented Texas Instruments Incorporated primarily on environmental matters as its senior counsel.

John A. St. Wrba has served as our vice president and treasurer since 2004.  He has served as vice president and treasurer of CompX since 2011.  Since prior to 2009, he has also served as vice president and treasurer of Contran, Kronos Worldwide and Valhi.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of Valhi’s direct ownership of approximately 83.0% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  We have chosen not to have a majority of independent directors, an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our shareholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Cecil H. Moore, Jr., Thomas P. Stafford and Terry N. Worrell are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee.

2013 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings in 2013 and took action by written consent on two occasions in 2013.  Other than Harold C. Simmons, each director participated in all of such meetings and of the 2013 meetings of the committees on which he served at the time.  Mr. Harold Simmons attended half of our 2013 board meetings.  It is expected that each director will attend our annual meeting of shareholders, which is held immediately before the annual meeting of the board of directors.  All but one of our directors attended our 2013 annual shareholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual shareholder meeting.  The board of directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Cecil H. Moore, Jr. is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Thomas P. Stafford (chairman), Cecil H. Moore, Jr. and Terry N. Worrell.  Our audit committee held seven meetings in 2013.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;

•	to review certain matters regarding our employee defined benefit plans or programs;

•	to review, approve, administer and grant awards under our equity compensation plan; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of New Jersey law on what duties directors may delegate.  The committee has not exercised this right of delegation.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Thomas P. Stafford (chairman) and Terry N. Worrell.  Our management development and compensation committee held one meeting in 2013.

Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider the diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings.  Steven L. Watson serves as our chairman of the board and Robert D. Graham serves as our chief executive officer.  Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes our leadership structure is appropriate for a controlled company under the NYSE corporate governance standards.  The board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having different individuals serve as our chairman of the board and as our chief executive officer reflects their established working relationship regarding our business and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since both of the individuals are employees of Contran, their respective service as our chairman of the board and our chief executive officer is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term shareholder value for all of our shareholders.  In 2013, we complied with the NYSE requirements for meetings of our independent directors.

Shareholder Proposals and Director Nominations for the 2015 Annual Meeting of Shareholders.  Shareholders may submit proposals on matters appropriate for shareholder action at our annual shareholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 3, 2014 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of shareholders in 2015.  Our by-laws require that the proposal set forth a brief description of the proposal, the name and address of the proposing shareholder as they appear in our records, the number of shares of our common stock the shareholder holds and any material interest the shareholder has in the proposal.

The board of directors will consider the director nominee recommendations of our shareholders in accordance with the process discussed above.  Our by-laws require that a nomination set forth the name and address of the nominating shareholder, a representation that the shareholder will be a shareholder of record entitled to vote at the annual shareholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the shareholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2015 annual meeting of shareholders but not included in the proxy statement for such meeting, our by-laws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 16, 2015.  Proposals and nominations should be addressed to our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

Communications with Directors.  Shareholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2013 the management development and compensation committee was composed of Thomas P. Stafford and Terry N. Worrell.  No member of the committee:

•	was an officer or employee of ours during 2013 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2013, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, at certain times in 2013 each of Harold C. Simmons and Steven L. Watson was an executive officer of ours and on the board of directors of Contran when he concurrently served as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.nl-ind.com under the corporate governance section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  For the last three years, all of our named executive officers were employed and compensated directly by, and also served as executive officers of, Contran.  For each of these years, we paid Contran a fee to receive, among other things, the services of our named executive officers pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  As a result, a portion of the aggregate ISA fee we paid to Contran was paid for services provided to us by our named executive officers.  The nature of the duties of each of our named executive officers is consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Pursuant to certain other ISAs, each of CompX and Kronos Worldwide also paid a fee to Contran for, among other things, the services our named executive officers provided to those companies, which fees were approved by the independent directors of those companies.  Additionally, we, CompX and Kronos Worldwide, as applicable, each paid director fees in the form of cash and stock compensation to each of Harold C. Simmons, our former chairman of the board, and Steven L. Watson, our current chairman of the board, for his service on the boards of directors of us, CompX and Kronos Worldwide.  Other than these director fees, we did not pay any compensation directly to our named executive officers.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the six persons whose compensation is summarized in the 2013 Summary Compensation Table in this proxy statement.  Such phrase is not intended, and does not, refer to all of our executive officers.

Nonbinding Advisory Shareholder Vote on Executive Officer Compensation.  For the 2013 annual meeting of shareholders, we submitted a nonbinding advisory proposal recommending the shareholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2013 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 93.3% of the eligible votes.  We considered the favorable result and determined not to make any material changes to our compensation practices.

Intercorporate Services Agreements.  The charges under these ISAs reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under these ISAs for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2013 under these ISAs.  Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years to Contran under these ISAs attributable to each of their services is set forth in footnote 3 to the 2013 Summary Compensation Table in this proxy statement.  Footnotes 3, 4 and 5 also set forth the cash fees and stock compensation we, CompX or Kronos Worldwide, as applicable, paid to each of Messrs. Harold C. Simmons and Steven L. Watson for his director services.  The amount charged under these ISAs and the cash director fees are not dependent upon our financial performance.  As discussed further below, the amounts charged under the ISAs are dependent upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of our director fees and the formulas by which they are determined.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (25% for each of 2013 and 2012 as compared to 24% for 2011) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor increased in 2012 as compared to 2011 primarily as a result of increased health care costs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to us;

•	the $1.0 million charge to us for the services of Harold C. Simmons as our chairman of the board prior to his death on December 28, 2013 and as our chief executive officer until May 2013;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers are expected to devote to us because:

o	each of our named executive officers provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee, as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2013, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.  Because of this policy, the portion of the aggregate ISA fee we, Kronos and CompX each paid to Contran in each of the last three years that was attributable to the services of Harold C. Simmons was limited to such $1.0 million amount.

Equity-Based Compensation.  Prior to 2010, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors as a portion of their annual retainers, including our chairman of the board and chief executive officer.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2014, other than the annual grants of stock to our directors, including our chairman of the board and chief executive officer.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of these annual grants and the method by which the amount of such stock awards are determined.  The dollar amount of stock awards appearing in the 2013 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of common stock we, CompX or Kronos Worldwide, as applicable, granted to Mr. Harold Simmons in each of the last three years for his director services and to Mr. Watson in 2013 for his director services.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of our Management Development and Compensation Committee	Terry N. Worrell Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2013 Summary Compensation Table below provides information concerning compensation we, CompX and Kronos Worldwide paid or accrued for services rendered during the last three years by the two individuals who served as our chief executive officer during 2013, our chief financial officer and each of the three other most highly compensated individuals (based on ISA charges to us, our subsidiaries and Kronos Worldwide) who were our executive officers at December 31, 2013 (one of whom became our current chief executive officer in February 2014).  All of our named executive officers were employees of Contran for the last three years and provided their services to us, our subsidiaries and Kronos Worldwide pursuant to ISAs with Contran.  For a discussion of these ISAs, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2013 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Stock Awards		Total

Steven L Watson (2)	2013	$1,836,100	(3)	$42,040	(4)	$1,878,140
Chairman of the Board and Former Chief Executive
Officer

Gregory M. Swalwell	2013	925,600	(3)	-0-		925,600
Executive Vice President and Chief Financial	2012	962,000	(3)	-0-		962,000
Officer	2011	616,800	(3)	-0-		616,800

Robert D. Graham (2)	2013	1,888,600	(3)	-0-		1,888,600
Vice Chairman of the Board, President and Chief	2012	1,939,900	(3)	-0-		1,939,900
Executive Officer	2011	1,133,800	(3)	-0-		1,133,800

Kelly D. Luttmer	2013	1,054,700	(3)	-0-		1,054,700
Executive Vice President and Global Tax Director	2012	946,200	(3)	-0-		946,200
	2011	615,900	(3)	-0-		615,900

John A. St. Wrba	2013	661,900	(3)	-0-		661,900
Vice President and Treasurer	2012	733,100	(3)	-0-		733,100
	2011	500,700	(3)	-0-		500,700

Harold C. Simmons (2)	2013	3,105,000	(3)	29,560	(5)	3,134,560
Former Chairman of the Board and Former Chief	2012	3,055,000	(3)	22,610	(5)	3,077,610
Executive Officer	2011	3,050,000	(3)	43,885	(5)	3,093,885

(1)	Certain non-applicable columns have been omitted from this table.

(2)
2013 is the first year that Mr. Watson is one of our named executive officers.  He was elected vice chairman of the board and chief executive officer in May 2013 and is currently our chairman of the board.  He was our chief executive officer on December 31, 2013.  Mr. Graham has been our vice chairman of the board, president and chief executive officer since February 2014 and previously was our president since May 2013 and prior to that as our vice president and general counsel.  Mr. Simmons was our chief executive officer in 2013 prior to May 2013.

(3)
The amounts shown in the 2013 Summary Compensation Table as salary for each named executive officer include the portion of the fees we, CompX and Kronos Worldwide paid to Contran pursuant to certain ISAs with respect to the services such officer rendered to us, our subsidiaries and Kronos Worldwide. The ISA charges disclosed for Contran employees who perform executive officer services to us, our subsidiaries and Kronos Worldwide are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the aggregate proposed ISA fee from Contran to us, exclusive of ISA charges from Contran to CompX or Kronos Worldwide.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held subsidiary, parent or sister company of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.  The amount shown in the table as salary for Messrs. Harold C. Simmons and Steven L. Watson includes director cash compensation paid to him by CompX, Kronos Worldwide and us, as applicable.  The components of salary shown in the 2013 Summary Compensation Table for each of our named executive officers are as follows.

	2011		2012		2013

Steven L. Watson
ISA Fees:
CompX					$ 115,400
Kronos Worldwide					992,400	(a)
NL					639,300	(b)
Director Fees Earned or Paid in Cash:
CompX					30,000
Kronos Worldwide					30,000
NL					29,000
					$ 1,836,100

Gregory M. Swalwell
ISA Fees:
CompX	$ 59,300		$ 89,900		52,600
Kronos Worldwide	237,200	(a)	404,600	(a)	420,800	(a)
NL	320,300	(b)	467,500	(b)	452,200	(b)
	$ 616,800		$ 962,000		$ 925,600

Robert D. Graham
ISA Fees:
CompX	$ 81,000		$ 154,000		$ 77,400
Kronos Worldwide	631,700	(a)	985,300	(a)	851,400	(a)
NL	421,100		800,600	(b)	959,800	(b)
	$ 1,133,800		$ 1,939,900		$ 1,888,600

Kelly D. Luttmer
ISA Fees:
CompX	$ 48,800		$ 74,900		$ 92,700
Kronos Worldwide	426,800	(a)	655,800	(a)	695,400	(a)
NL	140,300	(b)	215,500	(b)	266,600	(b)
	$ 615,900		$ 946,200		$ 1,054,700

John A. St. Wrba
ISA Fees:
CompX	$ 19,100		$ 28,000		$ 28,800
Kronos Worldwide	405,200	(a)	593,200	(a)	518,000	(a)
NL	76,400		111,900		115,100
	$ 500,700		$ 733,100		$ 661,900

Harold C. Simmons
ISA Fees:
CompX	$1,000,000		$1,000,000		$ 1,000,000
Kronos Worldwide	1,000,000		1,000,000		1,000,000
NL	1,000,000		1,000,000		1,000,000
Director Fees Earned or Paid in Cash:
Kronos Worldwide	25,500		28,000		53,000	(c)
NL	24,500		27,000		52,000	(c)
	$ 3,050,000		$ 3,055,000		$ 3,105,000

(a)	Includes amounts allocated to Kronos International, Inc., a wholly owned subsidiary of Kronos Worldwide, under the ISA between Contran and Kronos Worldwide.

(b)	Includes amounts allocated to EWI, our wholly owned subsidiary, under our ISA with Contran.

(c)
Includes a $25,000 death benefit in 2013 from each of us and Kronos Worldwide.  See the Director Compensation section in this proxy statement for a description of this benefit, which is the same benefit Kronos Worldwide provides its directors.

(4)
Stock awards to Mr. Watson in 2013 consisted of shares of common stock we, CompX or Kronos Worldwide granted to him for his services as a director.  See the 2013 Grants of Plan-Based Awards Table below for more details regarding the 2013 grants.  The stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Steven L. Watson
1,000 shares of CompX class A common stock	May 29, 2013	$12.48	$12,480
1,000 shares of Kronos Worldwide common stock	May 8, 2013	$17.68	$17,680
1,000 shares of NL common stock	May 15, 2013	$11.88	11,880
			$42,040

We valued these stock awards at the closing price of a share of the common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(5)
Stock awards to Mr. Simmons in the last three years consisted of shares of common stock we or Kronos Worldwide granted to him for his services as a director.  See the 2013 Grants of Plan-Based Awards Table below for more details regarding the 2013 grants.  The stock awards consisted of the following:

Shares of Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Common Stock

Harold C. Simmons
1,000 shares of Kronos Worldwide common stock	May 8, 2013	$17.680	$17,680
1,000 shares of NL common stock	May 15, 2013	$11.880	11,880
			$29,560

500 shares of Kronos Worldwide common stock	May 10, 2012	$20.320	$10,160
1,000 shares of NL common stock	May 16, 2012	$12.450	12,450
			$22,610

1,000 shares of Kronos Worldwide common stock	May 12, 2011	$27.385	$27,385
1,000 shares of NL common stock	May 18, 2011	$16.500	16,500
			$43,885

The 2011 Kronos Worldwide common stock share amount and closing price per share have been adjusted to give effect to Kronos Worldwide’s 2-for-1 common stock split distributed in the form of a dividend on May 20, 2011.  We valued these stock awards at the closing price of a share of the common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

2013 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we, CompX and Kronos Worldwide granted, as applicable, to each of Harold C. Simmons and Steven L. Watson in 2013 for his services as a director of each corporation.  No other named executive officer received any plan-based awards from us, our subsidiaries or Kronos Worldwide in 2013.

2013 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Steven L. Watson
CompX class A common stock (3)	05/29/13	05/30/12	1,000	$12,480
Kronos Worldwide common stock (4)	05/08/13	05/10/12	1,000	17,680
NL common stock (5)	05/15/13	05/16/12	1,000	11,880
				$42,040

Harold C. Simmons
Kronos Worldwide common stock (4)	05/08/13	05/10/12	1,000	$17,680
NL common stock (5)	05/15/13	05/16/12	1,000	11,880
				$29,560

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by the respective management development and compensation committees of each of us, CompX and Kronos Worldwide on the day of each such issuer’s annual shareholder meeting, each director elected on that day receives a grant of shares of such issuer’s common stock as determined by the following formula based on the closing price of a share of the common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table, we valued these stock awards at the closing price per share of the common stock on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.  The closing prices were:

Common Stock	Date of Grant	Closing Price on Date of Grant

CompX	05/29/13	$12.48
Kronos Worldwide	05/08/13	17.68
NL	05/15/13	11.88

(3)	Granted by CompX pursuant to its 2012 Director Stock Plan.

(4)	Granted by Kronos Worldwide pursuant to its 2012 Director Stock Plan.

(5)	Granted by us pursuant to our 2012 Director Stock Plan.

No Outstanding Equity Awards at December 31, 2013.  At December 31, 2013, none of our named executive officers held outstanding stock options to purchase shares of our common stock (or common stock of our parent or subsidiary companies or Kronos Worldwide or its subsidiaries), held any rights to such shares that were subject to vesting restrictions or held any equity incentive awards for such shares.

No Option Exercises or Stock Vested.  During 2013, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.  For stock awards granted in 2013 to Messrs. Harold C. Simmons and Steven L. Watson that had no vesting restrictions, see the 2013 Grants of Plan-Based Awards Table above.

Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  The table below reflects the annual rates of their retainers for 2013.

2013 Director Retainers

Each director	$25,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$30,000

Other members of our audit committee	$15,000

Members of our other committees	$5,000

Additionally, our directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.  In addition, Gen. Stafford receives an annual payment of $15,000 as a result of his service on our board of directors prior to 1987.

As discussed in footnote 2 to the 2013 Grants of Plan-Based Awards Table, on the day of each annual shareholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation certain of our directors earned for their 2013 director services provided to us.

2013 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation		Total

Cecil H. Moore, Jr. (4).	$62,000	$11,880	$ -0-		$73,880
Glenn R. Simmons (4)	32,250	-0-	17,300	(5)	49,550
Thomas P. Stafford	67,000	11,880	15,000	(6)	93,880
Terry N. Worrell	52,000	11,880	-0-		63,880

(1)
Certain non-applicable columns have been omitted from this table.  For compensation each of Harold C. Simmons and Steven L. Watson earned for serving as our director, see the 2013 Summary Compensation Table (footnotes 3, 4 and 5) and 2013 Grants of Plan-Based Awards Table set forth above.

(2)
Represents cash retainers and meeting fees the director earned for director services he provided to us in 2013.  Mr. Glenn Simmons died on March 8, 2013.  Accordingly, his director compensation reflects that he did not serve as a director for all of 2013.  However, Mr. Glenn Simmons’ director compensation includes a $25,000 death benefit.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors on May 15 2013. For the purposes of this table, these stock awards were valued at the closing price per share of such shares on their date of grant of $11.88, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)
In addition to the fees disclosed, in 2013 Messrs. Glenn Simmons received compensation from CompX and Kronos Worldwide, and Mr. Moore and Gen. Stafford (ret.) also received compensation from Kronos Worldwide, for their director services provided to each of such corporations, as applicable.  For 2013, they each earned the following for these director services:

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Total

Cecil H. Moore, Jr.
Kronos Worldwide Director Services	$62,000	$17,680	$79,680

Glenn R. Simmons
CompX Director Services	32,250	-0-	$32,250
Kronos Worldwide Director Services	32,250	-0-	32,250
			$64,500

Thomas P. Stafford
Kronos Worldwide Director Services	26,500	$17,680	$44,180

(a)
Represents retainers and meeting fees earned for 2013 director services. With regard to Mr. Simmons, the amounts received from CompX and Kronos Worldwide each include a $25,000 death benefit.  CompX and Kronos Worldwide each provides the same death benefit for its directors as we provide our directors, as described above.

(b)
For the purposes of this table, the stock award comprised the following number of shares and were valued at the following closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718:

Common Stock	Shares Granted	Date of Grant	Closing Price on Date of Grant	Dollar Value of Stock Award

Kronos Worldwide Common Stock	1,000	05/08/13	$17.68	$17,680

(5)
The amount shown in the table as all other compensation for Mr. Glenn Simmons represents the portion of the 2013 fee we paid pursuant to our ISA with Contran for the nondirector services he rendered to us (including amounts allocated to EWI, our wholly owned subsidiary).

In addition to the fees disclosed, CompX paid a 2013 fee to Contran pursuant to its ISA, a portion of which was attributable to the nondirector services of Mr. Glenn Simmons.  The portion of the CompX 2013 ISA fee paid to Contran under its ISA attributable to the nondirector services of Mr. Simmons was $28,800.

(6)	Gen. Stafford (ret.) receives an annual lifetime benefit payment of $15,000 as a result of his service on our board of directors prior to 1987.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under the ISAs with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
certain senior employees of CompX and Kronos Worldwide are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
certain key employees of CompX and Kronos Worldwide are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets based on the respective business plan for the year (with respect to CompX) or on the achievement of specified performance or financial targets (with respect to Kronos Worldwide), but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
the senior officers employed by CompX or Kronos Worldwide who are responsible for setting the specified performance or financial targets or establishing and executing such business plan are not eligible to receive such bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of financial performance achieved;

•
our officers and other persons who provide services to us under our ISAs with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our shareholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our shareholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Except as discussed below and based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2013 our executive officers, directors and 10% shareholders complied with all applicable filing requirements under section 16(a).  For 2013, Ms Lisa K. Simmons, Ms. Serena Simmons Connelly, Ms. Annette C. Simmons and Mr. Andrew B. Nace each filed her or his Form 3 late.  In 2014, Ms. Loretta J. Feehan filed her Form 3 late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of shareholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position, (b) using corporate property, information or position for improper personal gain and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons, Serena Simmons Connelly and Annette C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, sometime engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons.

Certain directors or executive officers of CompX, Contran, Kronos Worldwide or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Intercorporate Services Agreements part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2013 fee charged to us under our ISA with Contran.

The following table sets forth the fees paid by us, our subsidiaries or Kronos Worldwide to Contran in 2013 and the amount anticipated to be paid to Contran in 2014 for services Contran provided us, our subsidiaries or Kronos Worldwide under the various ISAs, including the services of all or our named executive officers.

Recipient of Services from Contran under an ISA	Fees Paid to Contran under the ISA in 2013		Fees Expected to be Paid to Contran under the ISA in 2014
	(In millions)

NL Industries, Inc.	$ 7.3	(1)	$ 6.6	(1)
Kronos Worldwide, Inc.	12.9	(1)	12.3	(1)
CompX International Inc.	3.9	(2)	3.0	(2)
Total	$ 24.1	(1)(2)	$ 21.9	(1)(2)

(1)
In addition to the reported ISA charges, we and Kronos Worldwide also paid Messrs. Glenn and Harold Simmons and Watson for their services as directors for 2013, as discussed in the 2013 Summary Compensation Table and the Director Compensation section of this proxy statement.

(2)
In addition to the reported ISA charges, CompX also paid Messrs. Glenn Simmons and Watson for their services as directors of CompX for 2013, as discussed in the 2013 Summary Compensation Table and the Director Compensation section of this proxy statement.

Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by Valhi.  EWI is a reinsurance brokerage and risk management company wholly owned by us.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2013, we, CompX and Kronos Worldwide paid Tall Pines and EWI in the aggregate approximately $12.7 million, including approximately $2.3 million paid by Louisiana Pigment Company, L.P., a partnership of which a wholly owned subsidiary of Kronos Worldwide and a subsidiary of Huntsman Corporation (NYSE:  HUN) each owns 50%.  These amounts principally represent payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  These amounts also include payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  In our opinion, the program’s allocations of its costs among us and our related entities are reasonable.  We believe the amounts that we, our subsidiaries, Kronos Worldwide and Louisiana Pigment Company, L.P. paid for the combined risk management program are less than the costs we would have incurred had we entirely used unrelated third parties for the services the program provided.  We expect that these relationships with Tall Pines and EWI will continue in 2014.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received periodic reports regarding this program but we did not ask our independent directors to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Under our tax agreement with Valhi, Valhi agrees to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  For 2013 pursuant to the tax sharing agreements and policies, we made a net cash payment to Valhi of approximately $0.3 million and Kronos Worldwide made a net cash payment to Valhi of approximately $24.2 million.  Because the calculation of our tax payments or refunds is determined pursuant to applicable tax law, we believe there is no conflict of interest regarding our tax sharing agreement and policies with Valhi. Consequently, our independent directors received periodic reports regarding such tax sharing agreement and policies but were not asked to approve our tax agreement or policies or the resulting payments or refunds for income taxes.

Kronos Worldwide Loan from Contran.  In February 2013, Kronos Worldwide voluntarily prepaid an aggregate $290 million principal amount under its $400 million term loan issued in June 2012 with Wells Fargo Bank, National Association, as administrative agent.  The funds for such prepayment were provided by $100 million of Kronos Worldwide’s cash on hand as well as borrowings of $190 million under a new loan from Contran.  The Contran loan contained terms and conditions similar to the terms and conditions of the term loan, except that the Contran loan was unsecured and contained no financial maintenance covenant.  The note required quarterly principal payments of $5.0 million, which commenced in March 2013, with any remaining outstanding principal due by June 2018.  Voluntary principal prepayments were permitted at any time without penalty.  The note bore interest at LIBOR (with LIBOR no less than 1%) plus 5.125%, or the base rate (as defined in the agreement) plus 4.125%.  Kronos Worldwide was required to use the base rate method until such time as both:

•	the term loan discussed above had been fully repaid; and

•	its European credit facility had been amended on terms satisfactory to Contran, at which time Kronos Worldwide would have had the option to use either the base rate or LIBOR rate methods.

The average interest rate on these borrowings as of and for the period from issuance to December 31, 2013 was 7.375%.  The largest principal amount borrowed under the Contran loan during 2013 was $190 million.  In 2013, Kronos Worldwide paid Contran $11.7 million for interest on the Contran loan.  Since the Contran loan was for other than cash management purposes, management of Kronos Worldwide asked its independent directors to consider the loan and such independent directors approved the loan.  In February 2014, Kronos Worldwide entered into a new $350 million term loan.  Kronos Worldwide used $170 million of the net proceeds of the new term loan to prepay the outstanding balance of its loan from Contran, and such loan from Contran was canceled.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program.  When we loan funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

In 2010, we entered into an unsecured revolving credit promissory note with Valhi that allowed us to borrow up to $40.0 million from Valhi.  As amended, our loan from Valhi under the revolving note is unsecured, bears interest at the prime rate plus 2.75% with interest payable quarterly and all principal and unpaid interest due on demand, but in any event no earlier than March 31, 2015 and no later than December 31, 2015.  The principal amount loaned to us was solely at Valhi’s discretion.  During 2013, we had no outstanding loans to us under this note.  Because this note was for cash management purposes, our independent directors received periodic reports regarding such loan from Valhi, but we did not ask our independent directors to approve it.

During 2013, Kronos Worldwide had an unsecured revolving promissory note with Valhi whereby Kronos Worldwide agreed to loan Valhi up to $100 million.  Kronos Worldwide’s loan to Valhi, as amended, bears interest at the prime rate plus 1.00%, payable quarterly and all principal and unpaid interest due on demand, but in any event no earlier than December 31, 2015.  The principal amount of Kronos Worldwide’s outstanding loans to Valhi at any time is at Kronos Worldwide’s discretion.  During 2013, Kronos Worldwide had no outstanding loans to Valhi under this promissory note, and Kronos Worldwide received unused commitment fees from Valhi under this note of approximately $0.5 million.  Because this facility was for cash management purposes, Kronos Worldwide’s independent directors received periodic reports regarding this facility, but Kronos Worldwide management did not ask its independent directors to approve it.

Data Recovery Program.  We and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group share information technology data recovery services.  The program apportions its costs among the participating companies.  Kronos Worldwide and EWI paid Contran $88,000 and $22,000, respectively, for such services in 2013.  We expect that these relationships with Contran will continue in 2014.  Because we believe there is no conflict of interest regarding our participation in the combined information technology data recovery program, our independent directors received periodic reports regarding such program, but we did not ask our independent directors to approve it.

Simmons Family Matters.  As disclosed in the 2013 Summary Compensation Table in this proxy statement, Mr. Harold C. Simmons (who died in December 2013 and was the father of Serena S. Connelly and Lisa K. Simmons and husband of Annette C. Simmons) provided executive management services to us, CompX and Kronos Worldwide pursuant to ISAs with Contran and received compensation in cash and stock from us and Kronos Worldwide for his services as a director for 2013.  As disclosed in the 2013 Director Compensation Table in this proxy statement, Mr. Glenn R. Simmons (who died in March 2013 and was the uncle of Serena S. Connelly and Lisa K. Simmons, the brother of Harold C. Simmons and the brother-in-law of Annette C. Simmons) provided executive management services to us and CompX pursuant to ISAs with Contran and received compensation in cash and stock from us, Kronos Worldwide and CompX for his services as a director for 2013.  In 2013, L. Andrew Fleck, the son of Annette C. Simmons, provided certain real property management services to us, CompX and Kronos Worldwide pursuant to ISAs with Contran.  The aggregate portion of the fees paid to Contran in 2013 pursuant to these ISAs attributable to the services of Mr. Fleck was less than $120,000.  For 2014, we expect the portion of theses ISA fees attributable to his services to be a similar amount.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by independent directors in approving these ISA fees.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is composed of three directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules.  The audit committee charter is available on our website at www.nl-ind.com under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.

Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audits of our consolidated financial statements and our internal control over financial reporting.   Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.  As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit.  Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audits they will perform, and we meet with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audits.  Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter.

In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2013.  Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2013 were fairly stated in accordance with GAAP and that our internal control over financial reporting was effective as of December 31, 2013.   Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process.  Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2013 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of our Audit Committee	Cecil H. Moore, Jr. Member of our Audit Committee	Terry N. Worrell Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2013.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2014.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2014 and the first quarter of 2015; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2014.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that PwC has billed or is expected to bill to us, CompX or Kronos Worldwide for services rendered for 2012 and 2013 that our audit committee authorized for us and our privately held subsidiaries and the CompX or Kronos Worldwide audit committees each separately authorized for its corporation and such corporation’s privately held subsidiaries.  Additional fees for 2013 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2013 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual shareholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2012 from the amounts disclosed in our 2013 proxy statement due to additional fees for 2012 that we subsequently authorized to pay to PwC.

Entity (1)	Audit Fees (2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees	Total
	(in thousands)

NL and Subsidiaries
2012	$405	$-0-	$-0-	$-0-	$405
2013	$454	$-0-	$-0-	$-0-	$454

CompX and Subsidiaries (5)
2012	814	-0-	9	-0-	823
2013	739	-0-	-0-	-0-	739

Kronos Worldwide and Subsidiaries (6)
2012	2,310	61	9	-0-	2,380
2013	2,657	50	10	-0-	2,717

Total
2012	$3,529	$61	$18	$-0-	$3,608
2013	$3,850	$50	$10	$-0-	$3,910

(1)	Fees are reported without duplication.

(2)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(3)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(4)	Permitted fees for tax compliance, tax advice and tax planning services.

(5)	2012 audit fees for CompX include $141,000 attributable to discontinued operations.

(6)	We account for our interest in Kronos Worldwide by the equity method.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries other than CompX and Kronos Worldwide and their respective subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2013, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries, other than CompX and Kronos Worldwide and their subsidiaries, in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its shareholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal.  On May 18, 2011, our shareholders approved, on a nonbinding advisory basis, an annual Say-on-Pay.  After the 2014 Annual Meeting of Shareholders, the next nonbinding shareholder advisory vote on a Say-on-Pay proposal will be at our 2015 Annual Meeting of Shareholders.  The next nonbinding shareholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2017 Annual Meeting of Shareholders.

Say-on-Pay Proposal.  This proposal affords our shareholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each shareholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the majority of the votes cast at the 2014 annual meeting by the holders of shares entitled to vote thereon, the shareholders of NL Industries, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2013 Summary Compensation Table in the 2014 annual meeting proxy statement of NL Industries, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our shareholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that a majority of the nonbinding votes cast at the 2014 annual meeting by the holders of our common stock and entitled to vote on the matter shall be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions and broker/nominee non-votes will have no effect on this proposal.

As already disclosed, Valhi is the direct holder of 83.0% of the outstanding shares of our common stock as of the record date and has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If Valhi attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the shareholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2013 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is included as part of the annual report furnished to our shareholders with this proxy statement and may also be accessed on our website at www.nl-ind.com.

SHAREHOLDERS SHARING THE SAME ADDRESS

Shareholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2013 Annual Report to Shareholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at NL Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

NL Industries, Inc.

Dallas, Texas
April 2, 2014

NL Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholder Meeting to Be Held on May 22, 2014.

The proxy statement and annual report to shareholders (including NL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available at www.nl-ind.com/annualmeeting.

Dear Shareholder:

NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – NL Industries, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NL INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 2014

The undersigned hereby appoints Robert D. Graham, Gregory M. Swalwell and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2014 Annual Meeting of Shareholders (the “Meeting”) of NL Industries, Inc., a New Jersey corporation (“NL”), to be held at NL’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 22, 2014, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.125 per share, of NL standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote “FOR” each such nominee for election as a director and “FOR” proposal 2.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 22, 2014.

Vote by Internet • Go to www.investorvote.com/NL • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees
		For	Withhold			For	Withhold		For	Withhold
	01 – Loretta J. Feehan	☐	☐	02 – Robert D. Graham		☐	☐	03 – Cecil H. Moore, Jr	☐	☐
	04 – Thomas P. Stafford	☐	☐	05 – Steven L. Watson		☐	☐	06 – Terry N. Worrell	☐	☐

			For	Against	Abstain
2.	Nonbinding advisory vote approving named executive officer compensation		☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof
 B   Non-Voting Items
Change of Address - Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity.  Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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